Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of WisdomTree Continuous Commodity Index Fund for the registration of 61,000,000 Common Units of Beneficial Interest and to the incorporation by reference therein of our reports dated February 28, 2019, with respect to the consolidated financial statements of WisdomTree Continuous Commodity Index Fund and WisdomTree Continuous Commodity Index Master Fund, and the effectiveness of internal control over financial reporting of WisdomTree Continuous Commodity Index Fund and WisdomTree Continuous Commodity Index Master Fund, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 24, 2019